Exhibit 99.1
CLARIENT ACHIEVES PROFITABILITY AND CONTINUES GROWTH TRAJECTORY
IN THE SECOND QUARTER OF 2010
Net Revenue Increases 21%; Generates GAAP Profit and $2.5 Million Cash Flows from Operating Activities
Aliso Viejo, CA, July 28, 2010 — Clarient, Inc. (NASDAQ: CLRT), a premier anatomic pathology and molecular testing services resource for pathologists, oncologists and the biopharmaceutical industry, today reported financial results for the second quarter ended June 30, 2010. Second quarter 2010 net revenue was $28.7 million, a 21 percent increase over the $23.7 million net revenue in the 2009 second quarter and a sequential increase of nearly eight percent over the $26.6 million in the first quarter of 2010.
Test volume in the 2010 second quarter increased to approximately 287,000, a 22 percent increase from the same period in 2009. Clarient’s customer base of pathology and oncology practices in the U.S. increased by 31 new customers in the second quarter, taking Clarient’s active customer base to approximately 1,300 and reflecting a better than 98 percent customer retention rate.
Ron Andrews, Clarient’s Vice Chairman and Chief Executive Officer, said, “Our results in the second quarter are indicative of the strength of Clarient’s business model as we continue to grow revenues via new customer additions, new product introductions and increasing same-store sales. Our focus on bringing a diverse spectrum of high-value technologies and services to the community pathologist is a clear differentiator from others in our space. We believe our unique model provides insulation from some of the uncertainty surrounding healthcare reform and potential reimbursement changes. Our first half momentum is a validation of this strategy as both commercial and operating elements of our business continue to perform well, posting double-digit growth in net revenue and test volumes. In addition, we made solid progress in our proprietary test initiatives, improved collections metrics and achieved net income.”
Operating expenses were $15.4 million for the second quarter of 2010, up from $13.0 million in the same quarter of 2009. The increase in operating expenses for the quarter was largely related to infrastructure improvements made in 2009. Planned investments in research and development related to Clarient’s new test pipeline and commercial capabilities added an additional $0.8 million in expenses, including $0.2 million in amortization of intangibles.
Michael Rodriguez, Clarient’s Senior Vice President and Chief Financial Officer, said, “Key billing and collections metrics continued to improve in the period on the heels of record cash collections of $25.6 million in the quarter, and continued vigilance in expense management led to a profitable bottom line. Days sales outstanding continued to decrease and is now 78 days compared to 104 days in the second quarter of 2009. We generated cash flows from operating activities of $2.5 million in the second quarter, and bad debt expense declined to 10.9 percent of net revenue, decreasing from 13.4 percent of net revenue in the first quarter of 2010.”
Clarient’s net income for the second quarter of 2010 was $942,000, or $0.01 per diluted share, compared with net income of $29,000, or $0.00 per diluted share, for the same period of 2009. Adjusted EBITDA for the 2010 second quarter was $3.3 million as compared to $2.3 million in the prior year period.
As of June 30, 2010, Clarient’s cash and cash equivalents totaled $9.6 million.

Andrews concluded, “The results for the first half of 2010 are a testament to the commitment of all Clarient employees who have worked to improve systems, find efficiencies and better serve our physician partners and their patients. We anticipate maintaining this momentum into the second half of the year driven by continued success growing both new accounts and same-store sales. We are also looking forward to accelerating the pace of new test introductions — including our new breast cancer prognostic test Clarient Insight® Dx Mammostrat®. The fact that the significant expected contributions from our exciting product pipeline are not included in our strong first half momentum is encouraging. This strengthens our confidence in Clarient’s ability to emerge as the leading molecular cancer diagnostics company, even in the face of the uncertainties that exist in the current market environment.”
Company Outlook
Based on Clarient’s current net revenue run rate, anticipated new product introductions and other market factors, Clarient expects net revenue for the full year 2010 to be within stated guidance of between $108 million to $115 million. This range represents a year-over-year growth rate of between 18 percent and 25 percent from 2009 net revenue. The Company also expects to report net income for the 2010 fiscal year.
Conference Call
Clarient will hold a conference call to discuss second quarter 2010 results. The call will include a period for questions and answers.
Date: July 28, 2010
Time: 5:00 p.m. Eastern
Call-in Number: 1-888-846-5003 (domestic); +1-480-629-9860 (international)
Conference ID Number: 4331129
Webcast: www.clarientinc.com/investor
Web Replay: For those unable to participate during the live broadcast, a replay of the webcast will be archived at www.clarientinc.com/investor shortly after the call and will be available for one year.
About Clarient
Clarient combines innovative diagnostic technologies with world-class pathology expertise to assess and characterize cancer. Clarient’s mission is to become the leader in cancer diagnostics by dedicating itself to collaborative relationships with the healthcare community to translate cancer discovery and research into better patient care. Clarient’s principal customers include pathologists, oncologists, hospitals, and biopharmaceutical companies. The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies, such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and diagnostic services for pathologists and oncologists. Clarient also provides a complete complement of commercial services to biopharmaceutical companies and other research organizations, including diagnostic testing services, development of companion diagnostics, and clinical trial support. Clarient also develops and markets new, proprietary “companion” diagnostic markers for therapeutics in breast, prostate, lung, ovarian, and colon cancers, and leukemia/lymphoma. Clarient’s customers are connected to its Internet-based portal, PATHSiTE®, which delivers high resolution images and critical interpretive reports based on its diagnostic testing. www.clarientinc.com
Forward Looking Statements
Certain statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and Clarient’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: Clarient’s ability to continue to develop and expand its diagnostic services business, uncertainties inherent in Clarient’s product development programs, Clarient’s ability to attract and retain highly qualified managerial, technical, and sales and marketing personnel, Clarient’s ability to maintain compliance with financial and other covenants under its credit facility, Clarient’s ability to successfully manage its in-house billing and collections processes, the continuation of favorable third-party payor reimbursement for laboratory tests, changes in federal payor regulations or policies, including adjustments to Medicare reimbursement rates, that may affect coverage and reimbursement for Clarient’s laboratory diagnostics services, Clarient’s ability to obtain additional financing on acceptable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying, developing and commercializing new diagnostic tests or novel markers, Clarient’s ability to fund development of new diagnostic tests and novel markers, and to obtain adequate patent protection covering Clarient’s use of these tests and markers, and the amount of resources Clarient determines to apply to novel marker development and commercialization, the risk to Clarient of infringement claims and the possibility of the need to license intellectual property from third parties to avoid or settle such claims, FDA initiatives to regulate the development, validation and commercialization of laboratory developed tests, failure to obtain regulatory approvals and clearances required to conduct clinical trials if/when required and/or to commercialize Clarient’s services and underlying diagnostic applications, Clarient’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in Clarient’s SEC reports, including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K. Recent experience with respect to laboratory services, net revenues and results of operations may not be indicative of future results for the reasons set forth above.
Clarient does not assume any obligation to update any forward-looking statements or other information contained in this document.
Adjusted EBITDA Definition
“Adjusted EBITDA” is defined by Clarient as income or loss from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense and (iv) stock-based compensation expense. Adjusted EBITDA as defined by Clarient may differ from non-GAAP measures used by other companies and is not a measurement under GAAP. Management believes that using Adjusted EBITDA as a metric can enhance an overall understanding of Clarient’s expected financial performance from ongoing operations, and Adjusted EBITDA is used by management for that purpose. Clarient believes that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in evaluating companies such as Clarient and that Adjusted EBITDA provides a useful measure of Clarient’s financial performance since its use eliminates the effects of period to period changes in costs associated with impairment of assets related to capital investments, interest on Clarient’s debt, capital lease obligations and non-cash stock based compensation charges.
There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of Clarient’s recorded costs against its net revenue. Management compensates for these limitations in non-GAAP measures by also evaluating Clarient’s performance based on traditional GAAP financial measures. Accordingly, in analyzing Clarient’s future financial performance, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.
Contact:
Matt Clawson
949.474.4300
matt@allencaron.com
TABLES FOLLOW

Clarient , Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net revenue	$28,742	$23,730	$55,362	$46,922
Cost of services	12,175	9,922	23,342	18,879

Gross profit	16,567	13,808	32,020	28,043

Sales and marketing	4,836	4,634	9,403	8,922
General and administrative	6,357	5,526	12,582	11,044
Bad debt expense	3,142	2,554	6,714	5,269
Research and development	1,101	323	2,427	523

Operating expenses	15,436	13,037	31,126	25,758

Income from operations	1,131	771	894	2,285
Interest expense, net	103	742	205	3,912
Other expense	—	—	31	—

Income (loss) from continuing operations before income taxes	1,028	29	658	(1,627)
Income tax (expense) benefit	(86)	—	(86)	599

Income (loss) from continuing operations	942	29	572	(1,028)
Income from discontinued operations, net of tax	—	—	—	901

Net income (loss)	942	29	572	(127)
Series A preferred stock beneficial conversion feature	—	(4,290)	—	(4,290)

Net income (loss) applicable to common stockholders	$942	$(4,261)	$572	$(4,417)

Net income (loss) per share applicable to common stockholders — basic:
Income (loss) from continuing operations	$0.01	$(0.06)	$0.01	$(0.07)
Income from discontinued operations	—	—	—	0.01

Net income (loss) applicable to common stockholders	$0.01	$(0.06)	$0.01	$(0.06)

Net income (loss) per share applicable to common stockholders — diluted:
Income (loss) from continuing operations	$0.01	$(0.06)	$0.01	$(0.07)
Income from discontinued operations	—	—	—	0.01

Net income (loss) applicable to common stockholders	$0.01	$(0.06)	$0.01	$(0.06)

Clarient, Inc.
Reconciliation of Income (Loss) from Continuing Operations to “Adjusted EBITDA”

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Income (loss) from continuing operations	$942	$29	$572	$(1,028)
Interest expense, net	103	742	205	3,912
Depreciation and amortization	1,326	971	2,803	1,781
Stock compensation expense	876	569	1,394	1,139
Income tax expense (benefit)	86	—	86	(599)
Mark to market adjustment for contingently issuable shares	—	—	31	—

Adjusted EBITDA	$3,333	$2,311	$5,091	$5,205

Clarient , Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009

Cash and cash equivalents	$9,552	$10,903
Restricted cash	769	765
Accounts receivable, net	24,522	21,568
Property and equipment, net	12,974	14,346
Goodwill and intangibles, net	14,938	15,598
Other assets	3,520	3,767

Total assets	$66,275	$66,947

Total liabilities	$14,900	$20,484

Stockholders’ equity, including Series A preferred stock classified as mezzanine equity	51,375	46,463

Total liabilities and stockholders’ equity	$66,275	$66,947

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